WEIL, GOTSHAL & MANGES LLP
       A Limited Liability Partnership Including Professional Corporations
                                767 Fifth Avenue
                               New York, NY 10153
                                 (212) 310-8000
                               Fax: (212) 310-8007
                                                                     Exhibit 5


                                                 October 31, 1997


The Estee Lauder Companies Inc.
767 Fifth Avenue
New York, NY 10153

Ladies and Gentlemen:

                  We have acted as counsel to The Estee Lauder Companies Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on the date hereof with respect to 111,544 shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of the Company being registered in connection with the Sassaby, Inc. Amended and Restated 1995 Stock Plan, and the Sassaby, Inc. Amended and Restated 1997 Stock Option Plan, (collectively, the "Plans"), filed as Exhibits 4(c) and 4(d) to the Registration Statement.

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 111,544 shares of Common Stock to be issued upon the exercise of any stock

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The Estee Lauder Companies Inc.
October 31, 1997
Page 2


options (the "Options") duly granted under the Plans have been duly authorized and, when issued, paid for and delivered upon the exercise of such Options in accordance with the Plans, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                  The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.


                                                               Very truly yours,

                                               /s/ WEIL, GOTSHAL & MANGES LLP






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